Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Nick Tomashot Chief Financial Officer
(614) 748-1150
nick.tomashot@pinnacle.com

PDSi Reports 2008 Fourth Quarter and Full-Year Results

COLUMBUS, Ohio — March 11, 2009 — Pinnacle Data Systems, Inc. (“PDSi”) (NYSE Amex: PNS) today reported net income for the 2008 fourth quarter increased 62% to $336,000, or $0.04 per diluted share, from $208,000, or $0.03 per diluted share, for the same period last year. For the 2008 year, PDSi had a net loss of $361,000, or ($0.05) per diluted share, versus net income of $543,000, or $0.08 per diluted share, for 2007. There were approximately $800,000 of one-time non-cash inventory valuation adjustments and California lease termination expenses before tax (approximately $0.07 per share) in 2008. The average number of common shares outstanding for the 2008 fourth quarter and 2008 year were 18% and 20% higher than the comparable periods of the prior year due to the Company’s 2007 fourth quarter private equity financing.

Michael R. Sayre, President and Chief Executive Officer, stated, “We are pleased with our results for the 2008 fourth quarter. As we have strategically shed high-volume less-profitable programs over the last two years, our revenue has declined and we continue to adjust our cost structure accordingly. While we are adding new programs with higher incremental margins, the near-term positive impact is being mitigated by lower total sales and timing issues related to the cost structure adjustments. The fourth quarter was better than anticipated due to the tremendous efforts and execution of the PDSi team. The global economic crisis continues to impact our multi-national OEM customers and therefore our business. As a result, we anticipate sales for the first half of 2009 to be below the same period last year and have adjusted our cost structure accordingly in the first quarter of 2009. Our efforts continue to be focused on positioning PDSi on a sound footing for sustained growth at higher profitability levels and we believe it is only a matter of time before that occurs. We are confident that we have the right people, processes, products and services in place to adapt to these fast-changing circumstances and emerge as an even stronger company as global market conditions improve.”

Mr. Sayre added, “On another positive note, our efforts to develop and offer more embedded system platforms that are attractive to the defense/aerospace market, and to expand our repair and logistics service business globally, are resulting in new program wins despite these challenging economic times. We recently split our business development and engineering resources into embedded product and service teams to gain even more focus and efficiency in our approach to these two marketplaces. The new programs we are winning generally involve less revenue than in the past, but provide more value for the customer and therefore higher margins to PDSi. Our engineered transition over the past couple of years has strengthened our management team, balance sheet, product and services portfolio, and market focus. We look forward to achieving additional progress in each of these areas during 2009.”

2008 Fourth Quarter Financial Results

Total sales declined 12% to $16.1 million for the 2008 fourth quarter from $18.3 million the prior year. Product sales and Services sales were down $1.9 million and $0.3 million, respectively. Higher sales to customers in Defense/Aerospace were offset by lower sales in Imaging, Medical and other markets. The 2008 fourth quarter decline in Services sales versus a year ago was primarily due to non-recurring engineering revenues realized in the same quarter last year.

Total Gross Profit was $3.6 million (23% of Total Sales) for the 2008 fourth quarter versus $4.3 million (24% of Total Sales) a year ago. Given the 12% decline in Total Sales versus prior year, the one percentage point decline in Gross Profit as a percentage of Total Sales reflects the Company’s productivity improvements and management of its cost structure. Positive comparisons were achieved for Services Gross Profit, which increased to $0.8 million for the 2008 fourth quarter versus $0.6 million a year ago. Expressed as a percentage of Services Sales, Services Gross Profit rose to 32% for the 2008 fourth quarter from 20% in 2007. Product Gross Profit declined to $2.9 million (21% of Product Sales) for the 2008 fourth quarter from $3.8 million (24% of Product Sales) for the same period in 2007, primarily due to the lower sales level and change in business mix. The Company anticipates positive contributions to Gross Profit in future quarters based on its increased focus on the development of higher value-added, more recession-resistant business.

Operating Expenses, which include Selling, General, and Administrative expense, declined 18% to $3.0 million for the 2008 fourth quarter compared to $3.6 million the prior year. The recent quarter benefited from specific actions taken during 2008 to reduce costs coupled with one-time costs incurred in the 2007 fourth quarter related to the Company’s private equity financing. Operating Expenses as a percentage of Total Sales declined to 18.5% for the 2008 fourth quarter from 19.9% for the same period a year ago.

Interest Expense declined 67% to $54,000 for the 2008 fourth quarter versus $162,000 for the same period last year, reflecting the decline in average debt outstanding and lower average interest rate.

The average number of common shares outstanding for the 2008 fourth quarter was 18% higher than the comparable prior year period due to the Company’s 2007 fourth quarter private equity financing. Net Income and Earnings per Share for the 2008 fourth quarter were $0.3 million and $0.04 respectively, as compared to $0.2 million and $0.03 for the same period in 2007.

2008 Full-Year Financial Results

For 2008, Total Sales were $63.6 million compared to $73.4 million for 2007. Increased sales attributable to Defense/Aerospace and Services, which benefited from the Company’s expanded global Services footprint, were offset by declines in lower margin business the Company exited during the year, coupled with lower sales to customers in other markets.

Total Gross Profit for 2008 was $12.2 million, 19% of Total Sales, compared to $16.0 million, 22% of Total Sales, a year ago. A $0.2 million increase in Services Gross Profit was offset by a $4.0 million decline in Product Gross Profit; which was negatively impacted to a large degree by the one-time non-cash items discussed above, as well as declining overall volumes.

For 2008, Operating Expenses declined $1.5 million to $12.5 million from $14.0 million the prior year, reflecting actions the Company implemented to adjust its cost structure to be in line with lower volumes. Expressed as a percentage of Total Sales, Operating Expenses for 2008 were 19.6% versus 19.1% for 2007.

The Company’s Interest Expense declined 65% to $309,000 for 2008 from $881,000 the prior year. The significant reduction in Interest Expense was attributable to the decline in debt outstanding and lower average interest rate. Management remains focused on improving cash flow, including active management of working capital.

For the 2008 year, PDSi had a Net Loss of $361,000, or ($0.05) per diluted share, versus Net Income of $543,000, or $0.08 per diluted share, for 2007. In the second quarter of 2008 there were approximately $800,000 before tax (approximately $0.07 per share) of one-time non-cash inventory valuation adjustments and California lease termination expenses. The average number of common shares outstanding for the year 2008 was 20% higher than the prior year due to the Company’s 2007 fourth quarter private equity financing.

2008 Fourth Quarter PDSi Highlights

•

Completed the expansion of the Company’s PDSi B.V. EMEA operations center located in Tiel, Netherlands. In mid-November 2008, PDSi’s wholly-owned European subsidiary company, PDSi B.V., moved to a new, larger facility located within a quarter mile of its former site. This new 34,000 square foot building provides over twice the floor space of the previous location, allowing the Company to streamline current production operations and providing the desired room for future growth.

•	Relocated PDSi’s Asia Pacific Service operations to a new facility to improve operations and better serve its customers.

•

Announced plans to deliver a new Sun UltraSPARC® T2-based CompactPCI® (cPCI) compute blade for OEMs who require ongoing support for their Solaris-based solutions. The new CPT2-S1 blade from PDSi features the latest multi-core UltraSPARC T2 processor technology from Sun Microsystems (“Sun”) in a 6U cPCI form factor and is targeted at filling the void left in that market now that Sun has ceased production of all cPCI products.

•

The Company continued to improve its cost structure by driving efficiencies realized from its 5S and Lean efforts, while at the same time making significant improvements in quality and on-time delivery.

Conference Call

PDSi will host a conference call on Thursday, March 12, 2009, at 11:00 a.m. Eastern Time. Michael R. Sayre, President and Chief Executive Officer; Nick Tomashot, Chief Financial Officer; Michael Darnell, Vice President, Embedded Products Group; and T.J. Harper, Vice President, Service Group & Operations, will discuss PDSi’s 2008 fourth quarter and full-year financial performance, PDSi’s business strategy, and the Company’s commitment to profitable growth.

The telephone number to participate in the conference call is (877) 407-0784. The conference identification number is Conference ID: 316002. A slide presentation will be referenced during the call, which may be accessed at the PDSi website (www.pinnacle.com) by clicking on “Investor Relations.” An audio replay of the call will be available through the Investor Relations section of the Company’s website approximately one hour following the conference call.

About PDSi

PDSi is a global provider of specialized embedded computing products. We offer a wide range of technology platforms including standard and custom-designed products for the telecom, defense/aerospace, medical, semiconductor, industrial automation and IT markets. Our product capabilities range from board-level designs to globally-certified, fully integrated systems. Our specialties include long-life, embedded products and unique, customer-centric solutions.

In addition to our product offerings, PDSi provides a variety of engineering and manufacturing services for global OEMs requiring custom product design, system integration, repair programs, warranty management, and specialized production capabilities. With service centers in the U.S., Europe and Asia we ensure seamless support for solutions all around the world.

PDSi’s turn-key technical programs help our customers bring their solutions to market faster and provide comprehensive service for the lifecycle of their products.

For more information, visit the PDSi website at www.pinnacle.com.

Safe Harbor Statement

Portions of this release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the Company achieving its financial growth and profitability goals, or its sales, earnings and profitability expectations for the fiscal year ending December 31, 2009. The words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seek,” “may” and similar expressions identify forward-looking statements that speak only as of the date of this release. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include, but are not limited to, the following:

•

changes in general economic conditions, including prolonged or substantial economic downturn, and any related financial difficulties experienced by original equipment manufacturers, end users, customers, suppliers or others with whom the Company does business;

•	changes in customer order patterns;

•	changes in our business or our relationship with major technology partners or significant customers;

•	failure to maintain adequate levels of inventory;

•	production components and service parts cease to be readily available in the marketplace;

•	lack of adequate financing to meet working capital needs or to take advantage of business and future growth opportunities that may arise;

•	inability of cost reduction initiatives to lead to a realization of savings in labor, facilities or other operational costs;

•	deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies;

•	lack of success in technological advancements;

•	inability to retain certifications, authorizations or licenses to provide certain products and/or services;

•	risks associated with our new business practices, processes and information systems;

•	impact of judicial rulings or government regulations, including related compliance costs;

•	disruption in the business of suppliers, customers or service providers due to adverse weather, casualty events, technological difficulty, acts of war or terror, or other causes;

•	risks associated with doing business internationally, including economic, political and social instability and foreign currency exposure; and

•	other factors from time to time described in the Company’s filings with the United States Securities and Exchange Commission (“SEC”).

The Company undertakes no obligation to publicly update or revise any such statements, except as required by applicable law. For more details, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

PINNACLE DATA SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2008	2007
ASSETS
CURRENT ASSETS
Cash	$282	$54
Restricted cash	—	1,200
Accounts receivable, net of allowance for doubtful accounts of $135 and $119, respectively	11,550	10,413
Inventory, net	5,445	8,587
Prepaid expenses	643	612
Income taxes receivable	174	—
Deferred income taxes	976	580

Total current assets	19,070	21,446

PROPERTY AND EQUIPMENT
Leasehold improvements	969	669
Furniture and fixtures	450	412
Computer equipment and related software	3,572	3,402
Shop equipment	785	667

Total property and equipment, cost	5,776	5,150
Less accumulated depreciation and amortization	(4,717)	(4,223)

Total property and equipment, net	1,059	927

OTHER ASSETS
Goodwill	797	—
Intangibles, net	206	—
Deferred income taxes	99	38
Other assets	62	62

Total other assets	1,164	100

TOTAL ASSETS	$21,293	$22,473

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Line of credit	$5,408	$1,585
Short-term note payable	—	4,000
Accounts payable	5,156	6,178
Accrued expenses:
Wages, payroll taxes and benefits	873	1,089
Other	525	499
Income taxes	77	77
Unearned revenue	138	137

Total current liabilities	12,177	13,565

LONG-TERM LIABILITIES
Accrued other	221	—

Total long-term liabilities	221	—

TOTAL LIABILITIES	12,398	13,565

STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	5,769	5,485
Additional paid-in capital	1,797	1,676
Accumulated other comprehensive income (loss)	(57)	—
Retained earnings	1,386	1,747

Total stockholders’ equity	8,895	8,908

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,293	$22,473

PINNACLE DATA SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2008	2007	2008	2007
SALES
Product	$13,585	$15,449	$52,702	$62,615
Service	2,504	2,808	10,943	10,782

Total sales	16,089	18,257	63,645	73,397

COST OF SALES
Product	10,735	11,686	43,190	49,092
Service	1,707	2,237	8,206	8,278

Total cost of sales	12,442	13,923	51,396	57,370

GROSS PROFIT	3,647	4,334	12,249	16,027

OPERATING EXPENSES	2,977	3,631	12,453	13,998

INCOME (LOSS) FROM OPERATIONS	670	703	(204)	2,029

OTHER EXPENSE
Interest expense	54	162	309	881

INCOME (LOSS) BEFORE INCOME TAXES	616	541	(513)	1,148

INCOME TAX EXPENSE (BENEFIT)	280	333	(152)	605

NET INCOME (LOSS)	$336	$208	$(361)	$543

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.04	$0.03	$(0.05)	$0.08
Diluted	$0.04	$0.03	$(0.05)	$0.08

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	7,825	6,591	7,806	6,471
Diluted	7,825	6,622	7,806	6,510

PINNACLE DATA SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Year Ended December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(361)	$543

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	626	556
Share-based payment expense	121	201
Allowance for doubtful accounts	61	45
Inventory reserves	1,438	87
Provision for deferred taxes	(374)	504
Tax benefit from employee stock option plans	—	(9)
Loss on disposal of equipment	25	—
(Increase) decrease in assets:
Accounts receivable	(726)	7,260
Inventory	1,944	3,058
Prepaid expenses and other assets	(33)	(37)
Income taxes receivable	(173)	1,074
Increase (decrease) in liabilities:
Accounts payable	(1,196)	(5,506)
Accrued expenses and taxes	(326)	(1,001)
Unearned revenue	1	(67)

Total adjustments	1,388	6,165

Net cash provided by operating activities	1,027	6,708

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(378)	(239)
Acquisition, net of cash received	(936)	—
Restricted cash	1,200	(1,200)

Net cash used in investing activities	(114)	(1,439)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in line of credit	3,823	(7,524)
Payment on short-term note payable	(4,000)	—
Outstanding checks in excess of funds on deposit	(509)	(167)
Proceeds from stock options exercised	13	80
Tax benefits from employee stock option plans	—	9
Issuance of common stock and warrants	—	2,345

Net cash used in financing activities	(673)	(5,257)

EFFECT OF EXCHANGE RATE ON CASH	(12)	—

INCREASE IN CASH	228	12
Cash at beginning of year	54	42

Cash at end of year	$282	$54

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